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K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com



For Release:  Immediately

Contact:      Ronald Remick, Senior Vice President and Chief Financial Officer
              Tel: (856) 256-3311          E-mail: remick@ktron.com


            K-TRON REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Pitman, New Jersey - - March 16, 2005 - - K-Tron International, Inc. (NASDAQ-KTII) today reported results for the fourth quarter of 2004 and for the full year 2004. For the fourth quarter of 2004, net income was $2.237 million, or $0.84 per share (diluted), on revenues of $30.47 million compared to net income of $1.113 million, or $0.44 per share (diluted), on revenues of $26.46 million for the same period in 2003.

For fiscal 2004, K-Tron reported net income of $6.610 million, or $2.53 per share (diluted), on revenues of $112.49 million compared to net income of $3.723 million, or $1.49 per share (diluted), on revenues of $94.68 million in fiscal 2003.

Net income and earnings per share for the fourth quarter and full year 2004 were favorably impacted by a tax benefit recorded in the fourth quarter of $540 thousand, or the equivalent of $0.20 per share for the fourth quarter and $0.21 per share for the full year. This benefit resulted from a reduction of our previously established tax reserve due to the settlement and closure of a tax audit in Germany. If this one-time tax benefit were excluded, K-Tron would have reported net income for the fourth quarter of $1.697 million, or $0.64 per share (diluted), and net income for the full year of $6.070 million, or $2.32 per share (diluted).

The Company also pointed out that approximately 30 percent of the $4.01 million revenue increase in the fourth quarter and approximately 22 percent of the $17.81 million revenue increase in the full year 2004 compared to the same periods in 2003 were from foreign exchange.

Commenting on the Company's performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "K-Tron had an outstanding year in 2004. Our focus in 2004 was on delivering results, and we achieved record earnings per share of $2.53. Even without the $0.21 per share benefit attributable to the German tax audit closure, earnings per share would have been at a record level. Fourth quarter revenues were up 15.1 percent versus the same quarter a year ago, while net income and earnings per share were up 101 percent and 90.9 percent (52.5 percent and 45.5 percent excluding the impact of the settlement and closure of the German tax audit). For the full year, revenues rose 18.8 percent over 2003, and net income and earnings per


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share increased 77.5 percent and 69.8 percent (63 percent and 55.7 percent excluding the impact of the settlement and closure of the German tax audit).

"K-Tron's growth in 2004 was broad-based and organic, with our Pennsylvania Crusher and Jeffrey subsidiaries, which were acquired at the beginning of 2003, being included in the results for all of 2003 and 2004. All three of our material handling equipment business or product lines - feeders, pneumatic conveying equipment and size reduction equipment - exceeded their 2003 revenues, operating income and bookings, reflecting the improved business conditions that we first began to see in the fourth quarter of 2003."

In addition to his comments on financial results, Mr. Cloues pointed out that the Company improved its cash position by $1.80 million in the fourth quarter from $10.64 million at the end of the third quarter to $12.44 million at the end of the fourth quarter, with approximately half of this increase being due to the effect of a weaker U.S. dollar on the translation of foreign currency cash balances into U.S. dollars. For the full year 2004, cash increased by $7.93 million, from $4.51 million to $12.44 million, with a weaker dollar over the course of the year contributing $830 thousand of the $7.93 million increase. At the same time, debt during 2004 was reduced by $5.33 million from $28.11 million to $22.78 million. Net debt, measured as debt minus cash, decreased by $13.27 million or 56.2 percent in 2004, from $23.61 million at the end of 2003 to $10.34 million at the end of 2004.

Mr. Cloues also noted that the Company's net book value per share grew from $14.35 at the end of 2003 to $18.02 at the end of 2004. This $3.67 per share increase, which was significantly more than the $2.53 earnings per share for the year, included the impact of a weaker U.S. dollar at the end of 2004 versus the end of 2003 on the translation into U.S. dollars of the equity of K-Tron's foreign subsidiaries. As a result of the reduction in debt previously described as well as this increase in net book value per share, the Company's debt-to-total capitalization ratio improved from 0.44 at the end of 2003 to 0.33 at the end of 2004. Net debt-to-total capitalization for the same period improved from 0.37 to 0.15.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

                            (Financial Data Follows)


                                       2

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                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                FINANCIAL SUMMARY
                                   (Unaudited)
                    (Dollars in thousands, except share data)

                                                             Fourth Quarter 1              Year Ended 1
                                                              --------------               ----------

                                                            2004          2003          2004          2003
                                                            ----          ----          ----          ----

 Revenues                                             $    30,467    $    26,459    $   112,494    $    94,676
                                                      ===========    ===========    ===========    ===========

 Operating income                                     $     2,792    $     1,896    $     9,884    $     6,833

 Interest (expense)                                          (308)          (381)        (1,316)        (1,590)

 Gain on sale of office building                             --             --              164            --
                                                      -----------    -----------    -----------    -----------


 Income before income taxes                                 2,484          1,515          8,732          5,243

 Income taxes                                                 247            402          2,122          1,520
                                                      -----------    -----------    -----------    -----------


 Net income                                           $     2,237    $     1,113    $     6,610    $     3,723
                                                      ===========    ===========    ===========    ===========

 Basic earnings per share                             $      0.89    $      0.46    $      2.65    $      1.53
                                                      ===========    ===========    ===========    ===========

 Diluted earnings per share                           $      0.84    $      0.44    $      2.53    $      1.49
                                                      ===========    ===========    ===========    ===========

 Weighted average number of common                      2,524,000      2,445,000      2,498,000      2,437,000
 shares outstanding (basic)                           ===========    ===========    ===========    ===========


 Weighted average number of common &                    2,659,000      2,527,000      2,613,000      2,502,000
  common equivalent  shares outstanding               ===========    ===========    ===========    ===========
  (diluted)

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1
Fiscal 2004 and 2003 ended January 1, 2005 and January 3, 2004, respectively.